Exhibit 99

Ohio based Commercial Bancshares Inc. announces 32% dividend increase and share repurchase plan.

UPPER SANDUSKY, Ohio, August 14, 2015 /PRNewswire/ -- Commercial Bancshares Inc.’s (OTCQB: CMOH) Board of Directors declared an increase in its common stock cash dividend to $.25 per share on the Company's outstanding shares of common stock and authorized a share repurchase plan of 59,000 shares, or 4.92% of shares outstanding. This new dividend level represents a 31.58% increase over the previous quarterly cash dividend level of $.19 per common share.

The share repurchase plan authorized by the Commercial Bancshares Inc. Board of Directors will be in effect through July 31, 2016. CMOH intends to repurchase its common shares through the open market or in privately negotiated transactions and repurchased shares will be held as treasury stock by the Company.

"Today's announcement marks the fifth straight year of a cash dividend increase at Commercial Bancshares and reflects the Board's and Senior Management's confidence in our strategy and performance outlook," said Robert E. Beach, Commercial Bancshares Inc.’s President and Chief Executive. "The increase in our dividend, along with the announced share repurchase plan, demonstrates our confidence in executing our business plan and reflects our ongoing commitment to prudent utilization of our capital base while delivering long-term value to our shareholders."

Commercial Bancshares, Inc. is headquartered in Upper Sandusky, Ohio with total assets of approximately $326.4 million and total shareholder's equity of approximately $35.5 million as of June 30, 2015.  The common stock of the Company is not listed on any stock exchange. While there is no established public trading market for the Company's common stock, its shares are currently quoted in the inter-dealer quotation (or "over-the-counter") marketplace using the trading symbol "CMOH." The Company's stock trades principally on the OTCQB, which is operated by OTC Markets Group, Inc. (formerly OTC Markets, Inc.) Trading on the OTCQB is limited to companies that report financial information with the SEC or a U.S. banking regulator. However, there are no financial or qualitative standards for quotation in this tier.

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934.  Forward-looking statements, which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms.  Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, changes in the financial and securities markets, including changes with respect to the market value of our financial  assets, and the availability of and costs associated with sources of liquidity.  The Company undertakes no obligation to update or carry forward-looking statements, whether as a result of new information, future events or otherwise.